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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                   CONTACT:  Greg Strzynski
August 12, 2005                                         PHONE:  989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                 RECEIVES NOTICE OF NON-COMPLIANCE UNDER NASDAQ
                          MARKETPLACE RULE 4310(C)(4)

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today reported that on August 9, 2005 it received a notice from The NASDAQ Stock Market, Inc. ("Nasdaq") for non-compliance with marketplace Rule 4310(c)(4) (the "Rule") for continued listing which requires the maintenance of a minimum bid price of $1.00 per share on its common stock. The Company is being provided 180 calendar days, or until February 6, 2006 to regain compliance. If at anytime before February 6, 2006 the bid price of the Company's stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will have complied with the Rule. The Company is evaluating strategies to return to full compliance.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

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